Summary Translation	Exhibit 4.82

Domestic Factoring Agreement

Contract No.：04020203-2011（EFR）00023
Borrower：Shijie Kaiyuan Auto Trade Co., Ltd.

Lender：ICBC Bank Hebei Branch

Signing Date：June 3, 2011

Loan Amount：RMB45, 000,000

Length of maturity：From June 7, 2011 to March 31, 2012

Use of Loan： Vehicle Purchases

Loan Interest：7.572%

Date of Draft：From June 7, 2011

Withdrawal Amount：RMB45, 000,000

Payment Method：  Repayments of the loan shall be in accordance with the Transfer Schedule of Accounts Receivable attached hereto.

Repayment Date：March 31, 2012

Summary Translation	Exhibit 4.82

Transfer Schedule of Accounts Receivable：Shijie Kaiyuan Auto Trade Co., Ltd. will transfer a total amount of RMB 54,115,938.to ICBC Bank Hebei Branch on March 31, 2012.